Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: April 28, 2011
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Media Relations
CONTACT: Joy Chandler
PHONE: 724-539-4618
KENNAMETAL ANNOUNCES RECORD THIRD QUARTER RESULTS;
INCREASES GUIDANCE FOR FISCAL YEAR 2011
–	Third quarter reported EPS $0.77, adjusted EPS $0.83

–	Organic sales growth of 25 percent

–	Sets all-time records for adjusted operating margin of 15.2 percent and ROIC of 12.9 percent

–	Increases adjusted EPS guidance to $2.75 to $2.85 from $2.50 to $2.65
LATROBE, Pa., (April 28, 2011) – Kennametal Inc. (NYSE: KMT) today reported fiscal 2011 third quarter earnings per diluted share (EPS) of $0.77 compared with prior year quarter reported EPS of $0.12. Absent restructuring and related charges, adjusted EPS for the current quarter increased 113% to $0.83 from the prior year quarter adjusted EPS of $0.39.
Carlos Cardoso, Kennametal’s Chairman, President and Chief Executive Officer said, “March quarter results continue to demonstrate that our global team is successfully executing our established strategies. We realized organic sales growth of 25 percent year-over-year, despite strong comparisons from the prior year. This growth reflected higher customer demand in both our served end markets as well as geographic regions. Even at a sales level that is lower than prior peak, we achieved a record operating margin for the March quarter. In addition, we again increased our guidance for sales and earnings per share for the current fiscal year. We continue to outperform the forecasted industrial production rate and expect to maintain our strong operating leverage.”
Cardoso added, “Our long-term strategies remain consistent—we continue to balance our served end markets, business mix and geographic presence. Kennametal is a ‘Breakaway’ company that has demonstrated its ability to be profitable throughout the economic cycle.”

Reconciliations of all non-GAAP financial measures are set forth in the attached tables, and the corresponding descriptions are contained in our report on Form 8-K to which this release is attached.
Fiscal 2011 Third Quarter Key Developments
•
Sales were $615 million, compared with $493 million in the same quarter last year. Sales increased as a result of strong organic growth of 25 percent despite stronger comparisons last year. Sales growth was strong across both business segments and all regions.

•
Pre-tax restructuring and related charges of $6 million, or $0.06 per diluted share, were recorded in the quarter. The company realized pre-tax benefits from restructuring programs of approximately $42 million.

•
Operating income was $88 million compared with operating income of $26 million in the same quarter last year. Absent restructuring and related charges in both periods, operating income was $93 million, compared with operating income of $49 million in the prior year quarter. The adjusted operating margin of 15.2 percent was an all time record for the company. The strong margin performance was driven by higher sales volume and price realization, improved capacity utilization and incremental restructuring benefits of $5 million. These benefits were partially offset by higher raw material costs, higher employment costs and the restoration of temporary cost reductions.

•	The effective tax rate was 19.1 percent compared to 21.3 percent for the December quarter. The sequential reduction in the tax rate was primarily driven by the strength of our pan-European operations.

•	Reported EPS were $0.77 compared with prior year quarter reported EPS of $0.12. Adjusted EPS were $0.83 compared with prior year quarter adjusted EPS of $0.39. A reconciliation follows:

Earnings Per Diluted Share Reconciliation
Third Quarter FY 2011		Third Quarter FY 2010
Reported EPS	$0.77	Reported EPS	$0.12
Restructuring and related charges	0.06	Restructuring and related charges	0.27

Adjusted EPS	$0.83	Adjusted EPS	$0.39

•
Cash flow from operating activities was $125 million for the nine months ended March 31, 2011, compared with $93 million in the prior year period. Net capital expenditures were $25 million for the nine months ended March 31, 2011. The company generated year-to-date free operating cash flow of $100 million compared with $66 million in the same period last year.

•	Adjusted ROIC was 12.9 percent as of March 31, 2011 and was also an all-time company record.

Segment Developments for the Fiscal 2011 Third Quarter
•
Industrial segment sales of $392 million grew 28 percent from $306 million in the prior year quarter, driven by organic growth of 29 percent and a 1 percent favorable foreign currency impact, partially offset by an unfavorable impact due to fewer business days. On an organic basis, sales increased in all served market sectors led by strong growth in general engineering and transportation sales of 34 percent and 29 percent, respectively. On a regional basis, sales increased by approximately 32 percent in Asia, 29 percent in Europe and 23 percent in the Americas.

•
Industrial segment operating income was $54 million compared with $11 million for the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Industrial operating income was $56 million compared with $26 million in the prior year quarter. The primary drivers of the increase in operating income were higher sales volume and price realization, improved capacity utilization and incremental restructuring benefits. These benefits were partially offset by higher raw material costs and the restoration of temporary cost reductions. Industrial adjusted operating margin increased to 14.3 percent from 8.6 percent in the prior year.

•
Infrastructure segment sales of $223 million increased 19 percent from $187 million in the prior year quarter due to organic growth. The organic increase was driven by higher sales in the energy and earthworks markets of 21 percent and 17 percent, respectively. On a regional basis, organic sales increased by approximately 20 percent in the Americas, 15 percent in Asia and 11 percent in Europe.

•
Infrastructure segment operating income was $36 million, compared with $19 million in the same quarter of the prior year. Absent restructuring and related charges recorded in both periods, Infrastructure operating income was $37 million in the current quarter compared with $26 million in the prior year quarter. Operating income improved primarily due to higher sales volume and price realization, increased capacity utilization and incremental restructuring benefits, partially offset by higher raw material costs and the restoration of temporary cost reductions. Infrastructure adjusted operating margin increased from the prior year quarter to 16.5 percent from 13.8 percent.

Fiscal 2011 Year-to-Date Key Developments
•
Sales were $1.7 billion, compared with $1.3 billion in the same period last year. Sales increased as a result of strong organic growth of 29 percent, partially offset by a 1 percent unfavorable impact from foreign currency effects and an unfavorable impact from fewer business days.

•
Operating income was $207 million compared with operating income of $32 million in the same period last year. Absent restructuring and related charges in both periods, operating income was $222 million, compared with operating income of $68 million in the same period of the prior year. The corresponding adjusted operating margins were 13.0 percent and 5.0 percent for nine months ended March 31, 2011 and 2010, respectively.

•
Reported EPS were $1.72 compared with reported EPS of $0.07 in the prior year period. Absent restructuring and divestiture related charges, adjusted EPS for the current year were $1.87, compared with the prior year period adjusted EPS of $0.49.

Outlook
Global economic conditions and worldwide industrial production continues to remain positive. As such, Kennametal expects its fiscal 2011 organic sales growth to be 24 percent to 25 percent. This is in line with our goal of growing at least two times the rate of increase in global industrial production.
The company expects EPS for fiscal 2011 to be in the range of $2.75 to $2.85 per share, excluding charges related to previously announced restructuring programs, increased from the previous range of $2.50 to $2.65 per share, excluding charges related to restructuring.
Cash flow from operations is expected to be in the range of $255 million to $265 million for fiscal 2011 as compared to the previous range of $260 million to $280 million. Capital expenditures are expected to be approximately $80 million which is unchanged from the previous guidance. The range of free operating cash flow is expected to be $175 million to $185 million verses the previous guidance of $180 million to $200 million.
Dividend Declared
Kennametal also announced that its Board of Directors declared a regular quarterly cash dividend of $0.12 per share. The dividend is payable May 25, 2011 to shareowners of record as of the close of business on May 10, 2011.
Kennametal advises shareowners to note monthly order trends, for which the company makes a disclosure ten business days after the conclusion of each month. This information is available on the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
Third quarter results for fiscal 2011 will be discussed in a live Internet broadcast at 10:00 a.m. Eastern time today. This event will be broadcast live on the company’s website, www.kennametal.com. Once on the homepage, select “Investor Relations” and then “Events.” The replay of this event will also be available on the company’s website through May 27, 2011.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2011 and our expectations regarding future growth and financial performance are forward-looking statements. These statements are based on current estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: prolonged economic recession; restructuring and related actions (including associated costs and anticipated benefits); availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; implementation of environmental remediation matters; and successful completion of information systems upgrades, including our enterprise system software. Many of these risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE: KMT) delivers productivity to customers seeking peak performance in demanding environments by providing innovative custom and standard wear-resistant solutions. This proven productivity is enabled through our advanced materials sciences and application knowledge. Our commitment to a sustainable environment provides additional value to our customers. Companies operating in everything from airframes to coal mining, from engines to oil wells and from turbochargers to construction recognize Kennametal for extraordinary contributions to their value chains. In fiscal year 2010, customers bought approximately $1.9 billion of Kennametal products and services – delivered by our approximately 11,000 talented employees doing business in more than 60 countries – with more than 50 percent of these revenues coming from outside North America. Visit us at www.kennametal.com. [KMT-E]

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands, except per share amounts)	2011	2010	2011	2010

Sales	$614,830	$493,165	$1,709,756	$1,345,425
Cost of goods sold	384,849	322,841	1,091,010	917,212

Gross profit	229,981	170,324	618,746	428,213
Operating expense	138,322	120,062	395,447	354,126
Restructuring charges	1,046	20,720	7,697	31,898
Amortization of intangibles	2,836	3,239	8,696	9,946

Operating income	87,777	26,303	206,906	32,243
Interest expense	5,767	6,531	17,294	18,856
Other expense (income), net	1,413	(1,496)	3,071	(6,314)

Income from continuing operations before income taxes
	80,597	21,268	186,541	19,701
Provision for income taxes	15,394	11,065	41,092	11,026

Income from continuing operations	65,203	10,203	145,449	8,675
Loss from discontinued operations	-	-	-	(1,423)

Net income	65,203	10,203	145,449	7,252
Less: Net income attributable to non controlling interests	520	518	2,376	1,417

Net income attributable to Kennametal	$64,683	$9,685	$143,073	$5,835

Amounts attributable to Kennametal Shareowners:
Income from continuing operations	$64,683	$9,685	$143,073	$7,258
Loss from discontinued operations	-	-	-	(1,423)

Net income attributable to Kennametal	$64,683	$9,685	$143,073	$5,835

PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL
Basic earnings (loss) per share:
Continuing operations	$0.79	$0.12	$1.74	$0.09
Discontinued operations	-	-	-	(0.02)

	$0.79	$0.12	$1.74	$0.07

Diluted earnings (loss) per share:
Continuing operations	$0.77	$0.12	$1.72	$0.09
Discontinued operations	-	-	-	(0.02)

	$0.77	$0.12	$1.72	$0.07

Dividends per share	$0.12	$0.12	$0.36	$0.36

Basic weighted average shares outstanding	82,138	81,358	82,144	80,756

Diluted weighted average shares outstanding	83,495	82,189	83,164	81,397

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	March 31,	June 30,
(in thousands)	2011	2010

ASSETS
Cash and cash equivalents	$184,192	$118,129
Accounts receivable, net	418,546	326,699
Inventories	466,125	364,268
Other current assets	123,934	106,835

Total current assets	1,192,797	915,931
Property, plant and equipment, net	664,856	664,535
Goodwill and other intangible assets, net	661,827	644,749
Other assets	49,742	42,608

Total assets	$2,569,222	$2,267,823

LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$6,176	$22,993
Accounts payable	166,085	125,360
Other current liabilities	277,865	244,652

Total current liabilities	450,126	393,005
Long-term debt and capital leases	310,667	314,675
Other liabilities	246,042	226,700

Total liabilities	1,006,835	934,380

KENNAMETAL SHAREOWNERS’ EQUITY	1,540,170	1,315,500
NONCONTROLLING INTERESTS	22,217	17,943

Total liabilities and equity	$2,569,222	$2,267,823

SEGMENT DATA (UNAUDITED)	Three Months Ended		Nine Months Ended
	March 31,		March 31,
(in thousands)	2011	2010	2011	2010

Outside Sales (1) :
Industrial	$391,763	$305,802	$1,091,560	$831,939
Infrastructure	223,067	187,363	618,196	513,486

Total outside sales	$614,830	$493,165	$1,709,756	$1,345,425

Sales By Geographic Region:
United States	$267,903	$220,340	$742,503	$593,397
International	346,927	272,825	967,253	752,028

Total sales by geographic region	$614,830	$493,165	$1,709,756	$1,345,425

Operating Income (Loss) (1) :
Industrial	$54,145	$10,808	$132,410	$(1,140)
Infrastructure	35,639	18,556	83,708	48,454
Corporate (2)	(2,007)	(3,061)	(9,212)	(15,071)

Total operating income	$87,777	$26,303	$206,906	$32,243

(1)	Amounts for the three and nine months ended March 31, 2010 have been restated to reflect the change in reportable operating segments

(2)	Represents unallocated corporate expenses

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include, where appropriate, a reconciliation of adjusted results including gross profit, operating expense, operating income, Industrial operating income and margin, Infrastructure operating income and margin, net income and diluted earnings per share, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.
THREE MONTHS ENDED MARCH 31, 2011 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2011 Reported Results	$229,981	$138,322	$87,777	$64,683	$0.77
2011 Reported Operating Margin			14.3%
Restructuring and related charges	2,023	(2,450)	5,519	4,379	0.06

2011 Adjusted Results	$232,004	$135,872	$93,296	$69,062	$0.83

2011 Adjusted Operating Margin			15.2%

	Industrial	Infrastructure
	Operating	Operating
(in thousands, except percents)	Income	Income

2011 Reported Results	$54,145	$35,639
2011 Reported Operating Margin	13.8%	16.0%
Restructuring and related charges	1,872	1,260

2011 Adjusted Results	$56,017	$36,899

2011 Adjusted Operating Margin	14.3%	16.5%

(3)	Represents amounts attributable to Kennametal shareowners

THREE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

	Gross	Operating	Operating	Net
(in thousands, except per share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2010 Reported Results	$170,324	$120,062	$26,303	$9,685	$0.12
2010 Reported Operating Margin			5.3%
Restructuring and related charges	1,595	(635)	22,950	22,329	0.27

2010 Adjusted Results	$171,919	$119,427	$49,253	$32,014	$0.39

2010 Adjusted Operating Margin			10.0%

	Industrial	Infrastructure
	Operating	Operating
(in thousands, except percents)	Income	Income

2010 Reported Results	$10,808	$18,556
2010 Reported Operating Margin	3.5%	9.9%
Restructuring and related charges	15,620	7,330

2010 Adjusted Results	$26,428	$25,886

2010 Adjusted Operating Margin	8.6%	13.8%

NINE MONTHS ENDED MARCH 31, 2011 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2011 Reported Results	$618,746	$395,447	$206,906	$143,073	$1.72
2011 Reported Operating Margin			12.1%
Restructuring and related charges	3,987	(3,230)	14,914	12,496	0.15

2011 Adjusted Results	$622,733	$392,217	$221,820	$155,569	1.87

2011 Adjusted Operating Margin			13.0%

NINE MONTHS ENDED MARCH 31, 2010 (UNAUDITED)

(in thousands, except per	Gross	Operating	Operating	Net
share amounts)	Profit	Expense	Income	Income(3)	Diluted EPS

2010 Reported Results	$428,213	$354,126	$32,243	$5,835	$0.07
2010 Reported Operating Margin			2.4%
Restructuring and related charges	2,613	(1,099)	35,610	32,732	0.40
Divestiture related charges	-	-	-	1,340	0.02

2010 Adjusted Results	$430,826	$353,027	$67,853	$39,907	$0.49

2010 Adjusted Operating Margin			5.0%

FREE OPERATING CASH FLOW (UNAUDITED)

	Nine Months Ended
	March 31,
(in thousands)	2011	2010

Net cash flow provided by operating activities	$125,025	$92,637
Purchases of property, plant and equipment	(33,348)	(30,438)
Proceeds from disposals of property, plant and equipment	8,063	4,087

Free operating cash flow	$99,740	$66,286

RETURN ON INVESTED CAPITAL (UNAUDITED)
March 31, 2011 (in thousands, except percents)

Invested Capital	3/31/2011	12/31/2010	9/30/2010	6/30/2010	3/31/2010	Average

Debt	$316,843	$316,379	$318,819	$337,668	$336,175	$325,177
Total equity	1,562,387	1,476,427	1,437,616	1,333,443	1,374,321	1,436,839

Total	$1,879,230	$1,792,806	$1,756,435	$1,671,111	$1,710,496	$1,762,016

	Three Months Ended
Interest Expense	3/31/2011	12/31/2010	9/30/2010	6/30/2010	Total

Interest expense	$5,767	$5,564	$5,963	$6,347	$23,641

Income tax benefit					5,485

Total interest expense, net of tax					$18,156

Total Income	3/31/2011	12/31/2010	9/30/2010	6/30/2010	Total

Net income attributable to
Kennametal, as reported	$64,683	$43,469	$34,921	$40,584	$183,657
Restructuring and related charges	4,379	4,366	3,751	9,681	22,177
Noncontrolling interest	520	821	1,035	366	2,742

Total income, adjusted	$69,582	$48,656	$39,707	$50,631	$208,576

Total interest expense, net of tax					18,156

					$226,732
Average invested capital					$1,762,016

Adjusted Return on Invested Capital					12.9%

Return on invested capital calculated utilizing net income, as reported is as follows:

Net income attributable to Kennametal, as reported	$183,657
Total interest expense, net of tax	18,156

$201,813
Average invested capital	$1,762,016

Return on Invested Capital	11.5%